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                                                      COMMISSION FILE NO. 1-6903

                                   FORM 8-A/A
                                 AMENDMENT NO. 2

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                            TRINITY INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


        DELAWARE                                          75-0225040
(State of Incorporation)                       (IRS Employer Identification No.)


             2525 STEMMONS FREEWAY, DALLAS, TEXAS       75207-2401
           (Address of principal executive offices)     (Zip Code)


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

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
             TITLE OF EACH CLASS                                         NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                                         EACH CLASS IS TO BE REGISTERED
             -------------------                                         ------------------------------
RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING                             NEW YORK STOCK EXCHANGE
               PREFERRED STOCK
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         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to
General Instruction A.(c), please check the following box.  [X]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE
                                ----------------
                                (Title of class)



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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On March 11, 1999, the Board of Directors of Trinity Industries, Inc. (the "Company") declared a dividend distribution of one right (a "Right") for each outstanding share of the Company's common stock, $1.00 par value (the "Common Stock"), to stockholders of record at the close of business on April 27, 1999. See the Company's Registration Statement on Form 8-A, filed April 2, 1999 for a complete description of the Rights Agreement (the "Rights Agreement") between the Company and The Bank of New York, as Rights Agent (the "Rights Agent").

         On August 13, 2001, the Company, TCMC Acquisition Corp., an Illinois corporation and wholly owned subsidiary of the Company ("Merger Sub"), Thrall Car Management Company, Inc., a Delaware corporation ("Newco"), and Thrall Car Manufacturing Company, an Illinois corporation and wholly owned subsidiary of Newco ("Thrall"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Thrall and Thrall will become a wholly owned subsidiary of the Company. In the Merger, Newco will receive (a) One Hundred Sixty-Five Million Five Hundred Thousand Dollars ($165,500,000) in cash, (b) Seven Million One Hundred Fifty Thousand (7,150,000) shares of Common Stock and
(c) the right to receive additional payments of up to Forty-Five Million Dollars ($45,000,000) ) over a five year period, based on a formula related to the annual railcar industry productions levels.

         In connection with the Merger Agreement, the Company and the Rights Agent amended the terms of the Rights Agreement ("Amendment No. 1") so that Newco would only be considered an "Acquiring Person" (as defined in the Rights Agreement) when Newco, alone or together with all Affiliates (as defined in the Rights Agreement) and Associates (as defined in the Rights Agreement), would be the Beneficial Owner (as defined in the Rights Agreement) of more than 20% of the shares of Common Stock then outstanding (after including the shares of Common Stock acquired, or subject to acquisition, by Newco under or pursuant to the Merger Agreement). Amendment No. 1 further provided that a stockholder of Newco would only be considered an "Acquiring Person" when the stockholder, alone or together with all Affiliates and Associates, would be the Beneficial Owner of more than 20% of the shares of Common Stock then outstanding (after including the shares of Common Stock acquired, or subject to acquisition, by Newco under or pursuant to the Merger Agreement).

         In connection with the closing of the Merger effective October 26, 2001, the Company entered into a Stockholder's Agreement with Newco, and, in connection therewith, further amended the terms of the Rights Agreement ("Amendment No. 1"). Pursuant to Amendment No. 2 to Rights Agreement, neither Newco, nor any of its stockholders or any Affiliate (as defined in the Rights Agreement) or Associate (as defined in the Rights Agreement) of Newco or its stockholders, nor any other Person (as defined in the Rights Agreement) will be considered an "Acquiring Person" (as defined in the Rights Agreement) when such Person's Beneficial Ownership (as defined in the Rights Agreement) of the Company's common stock is subject to, does not violate, and is in compliance with, the Stockholder's Agreement.



                                       2
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         The summary descriptions of Amendment No. 1 and Amendment No. 2 do not purport to be complete and are qualified in their entirety by reference to Amendment No. 1 and Amendment No. 2, incorporated by reference herein.

Item 2.   Exhibits

         Item 2 of the Registration Statement is hereby amended and restated to read in its entirety as follows:

1 Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, including exhibits thereto.

2 Amendment No. 1 to Rights Agreement dated August 13, 2001, amending the Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent.

3 Amendment No. 2 to Rights Agreement dated October 26, 2001, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001.

4 Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Form of Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Trinity Industries, Inc. (attached as
         Exhibit 1 to the Rights Agreement filed as Exhibit 1).

5 Form of Rights Certificate (attached as Exhibit 2 to the Rights Agreement filed as Exhibit 1).



                                    * * * * *


                                       3
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                                    SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           TRINITY INDUSTRIES, INC.


October 31, 2001                           By  /s/  Michael G. Fortado
                                             -----------------------------------
                                               Michael G. Fortado
                                               Vice President, General Counsel
                                               and Secretary







                                       4
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                                  EXHIBIT INDEX


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
Exhibit
Number            Description
-------           -----------
1                 Rights Agreement, dated as of March 11, 1999, by and between
                  Trinity Industries, Inc. and The Bank of New York, as Rights
                  Agent, including exhibits thereto (previously filed as Exhibit
                  1 to the Registrant's Registration Statement on Form 8-A, filed on April 2, 1999).

2 Amendment No. 1 to Rights Agreement dated August 13, 2001, amending the Rights Agreement, dated as of March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent (previously filed as Exhibit 2 to the Registrant's Registration Statement on Form 8-A/A, filed on August 22, 2001).

3 Amendment No. 2 to Rights Agreement dated October 26, 2001, amending the Rights Agreement, dated March 11, 1999, by and between Trinity Industries, Inc. and The Bank of New York, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated August 13, 2001 (filed herewith).

4 Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Form of Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Trinity Industries, Inc. (attached as Exhibit 1 to the Rights Agreement filed as Exhibit 1).

5 Form of Rights Certificate (attached as Exhibit 2 to the Rights Agreement filed as Exhibit 1).
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